Exhibit 5.1

6 December 2019

Matter No.:830424

Doc Ref: RH/105650515

Richard.Hall@conyers.com

GDS Holdings Limited

Cricket Square, Hutchins Drive

PO Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sirs,

GDS Holdings Limited (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 23 January 2018 (the “Registration Statement”), the base prospectus contained in the Registration Statement, the preliminary prospectus supplement dated 4 December 2019 and the final prospectus supplement dated 5 December 2019 (collectively, the “Prospectus”), relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of the Company’s class A ordinary shares, par value US$0.00005 each (the “Class A Ordinary Shares”) which are to be represented by American Depositary Shares (“ADSs”).  Each ADS represents eight (8) Class A Ordinary Shares.  The Registration Statement and the Prospectus relate to the offering by the Company of up to 50,549,440 Class A Ordinary Shares, represented by 6,318,680 ADSs (the “New Shares”).

For the purposes of giving this opinion, we have examined a copy of (i) the Registration Statement, and (ii) the Prospectus, which are sometimes collectively referred to as the “Offer Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed (1) the amended and restated memorandum and articles of association of the Company provided to us on 6 December 2019, (2) draft minutes of a meeting of the directors of the Company to be passed prior to the allotment and issue of any Class A Ordinary Shares pursuant to the Offer Documents (the “Director Resolutions”), and minutes of the general meeting of members of the Company held on 9 October 2018 (the “Member Resolutions”), (3) a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 6 December 2019 (the “Certificate Date”), (4) the register of members of the Company certified by the Assistant Secretary of the Company on 6 December 2019 and (5) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Offer Documents and other documents reviewed by us, (d) that the Director Resolutions will be passed in the form reviewed at one or more duly convened, constituted and quorate meetings, will remain in full force and effect and will not be rescinded or amended prior to the allotment and issue of any Class A Ordinary Shares pursuant to the Offer Documents, (e) the Member Resolutions were passed at one or more duly convened, constituted and quorate meetings, remain in full force and effect and have not been rescinded or amended, that the authorization of the Board for the allotment and issue of the New Shares provided under the Member Resolutions has not been amended revoked or rescinded and that the allotment and issue of the New Shares does not exceed such authorization, (f) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (g) that upon issue of any Class A Ordinary Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, and (h) the validity and binding effect under the laws of the United States of America of the Offer Documents and that the Registration Statement will be duly filed with the Commission.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

On the basis of and subject to the foregoing, we are of the opinion that:

1.                          The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date.  Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

2.                          Based solely on our review of the memorandum of association of the Company, the Company has an authorised share capital of US$100,100, divided into 2,002,000,000 shares of a nominal or par value of US$0.00005, of which 1,800,000,000 shall be designated as class A ordinary shares, 200,000,000 shall be designated as class B ordinary shares and 2,000,000 shall be designated as preferred shares.

3.                          When issued and paid for as contemplated by the Registration Statement, the New Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.                          The statements in the Prospectus under the caption “Taxation — Cayman Islands Taxation” insofar and to the extent that they constitute a summary or description of the laws and regulations of the Cayman Islands fairly and accurately present the information and summarise the matters referred to therein and nothing has been omitted from such statements that would make them misleading in any material respect.

We hereby consent to the filing of this opinion as an exhibit to the Company’s current report filing on Form 6-K with the Commission, which will be incorporated by reference into and deemed part of the the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” in the prospectus and the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman